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                                                                      EXHIBIT 52

                           RENTAL SERVICE CORPORATION


                        SUPPLEMENTAL SEVERANCE PAY PLAN

                          FOR KEY CORPORATE EMPLOYEES


                          Effective as of May 20, 1999


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                               TABLE OF CONTENTS
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                                                                           Page
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
1.   Establishment of the Plan.............................................   1

2.   Purpose of the Plan...................................................   1

3.   Eligible Employees....................................................   1

4.   Change in Control.....................................................   2

5.   Termination Following Change in Control...............................   2

6.   Severance Pay Benefits................................................   3

7.   Medical and Dental Insurance Benefits.................................   3

8.   Plan Administration...................................................   3

9.   Amendment or Termination..............................................   3

10.  No Assignment.........................................................   4

11.  No Employment Rights..................................................   4

12.  Plan Funding..........................................................   4

13.  Applicable Law........................................................   4

14.  Plan Year.............................................................   4

15.  Withholding...........................................................   4

16.  Claims Procedure......................................................   4

17.  Validity..............................................................   5

18.  Headings..............................................................   5

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                          RENTAL SERVICE CORPORATION

                        SUPPLEMENTAL SEVERANCE PAY PLAN

                          FOR KEY CORPORATE EMPLOYEES


     1. Establishment of the Plan. Rental Service Corporation, a Delaware corporation (the "Company"), hereby establishes the Rental Service Corporation Supplemental Severance Pay Plan for Key Corporate Employees (the "Plan"), effective as of May 20, 1999, for the benefit of eligible employees of the Employer (as defined herein). The Plan is an unfunded severance benefits plan, which is an employee welfare benefit plan for purposes of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

     2. Purpose of the Plan. The Company and its Board of Directors (the "Board") consider it essential to the best interests of its shareholders to foster the continuous employment of its key corporate employees. In connection with this, the Board recognizes that, as is the case with many publicly held corporations, the possibility of a change in control of the Company may exist and that such possibility, and the uncertainty and questions that it causes, could result in the departure or distraction of personnel to the detriment of the Company and its shareholders. The Board has decided to reinforce and encourage the continued attention and dedication of certain key employees of the Company to their assigned duties without distraction arising from the possibility of a change in control of the Company. Accordingly, the purpose of the Plan is to provide an eligible employee of the Employer with severance benefits in the event that, within twelve (12) months following a Change in Control (as defined herein), such eligible employee's employment with the Employer is involuntarily terminated other than for Cause (as defined herein) or voluntarily terminated for Good Reason (as defined herein).

     3.   Eligible Employees.

          (a) An employee of the Employer shall be eligible for severance benefits under the Plan if such employee: (i) is employed in the Company's corporate office, (ii) is not a party to a written employment agreement or severance agreement (other than the Employer's standard employment offer letter) and (iii) is designated by the Board (or the Compensation Committee thereof) as a key corporate employee eligible for severance benefits hereunder. For purposes of this Plan, "Employer" means the Company and its majority-owned subsidiaries, as determined from time to time. Notwithstanding any provision herein to the contrary, an employee of the Employer who is an eligible employee under the Plan immediately prior to a Change in Control (as defined herein) shall remain an eligible employee for the purposes of the Plan.

          (b) Notwithstanding the foregoing, any employee of the Employer who is a member of a collective bargaining unit whose bargaining representative has bargained in good faith with the Employer (or its bargaining representative) with respect to the types of benefits offered under this Plan shall not be an eligible employee for purposes of the Plan, except to the extent that the applicable collective bargaining agreement provides for participation under the

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Plan by such employee.

     4. Change in Control. An eligible employee of the Employer shall only be entitled to severance benefits under Sections 6 and 7 if there has been a Change in Control. A "Change in Control" shall be deemed to have occurred if:

          (a) any "person," as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "1934 Act") (other than any employee benefit plan maintained by the Company), is or becomes the "beneficial owner", as such term is used in Rule 13d-3 promulgated under the 1934 Act, directly or indirectly, of securities representing fifty percent (50%) or more of the common stock of the Company; or

          (b) the Company is a party to a merger, consolidation or other transaction in which (i) the Company is not the surviving company, or (ii) the stockholders of the Company immediately prior to the transaction do not continue to own at least sixty percent (60%) of the surviving corporation immediately after the transaction; or

          (c) the Company is materially or completely liquidated; or

          (d) individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an election contest with respect to the election or removal of directors or other actual or overtly and publicly threatened solicitation of proxies or consents by or on behalf of a person or entity other than the Board.

     5.   Termination Following Change in Control.

          (a) General. If any of the events described in Section 4 constituting a Change in Control shall have occurred, an eligible employee of the Employer shall be entitled to the severance benefits provided in Sections 6 and 7 upon the subsequent involuntary termination of such employee's employment with the Employer without Cause, or the subsequent voluntary termination of such employee's employment with the Employer for Good Reason, if such termination of employment occurs within twelve (12) months following the occurrence of such Change in Control. Notwithstanding the foregoing, an eligible employee of the Employer shall not receive the severance benefits provided in Sections 6 and 7 if such employee's termination of employment is: (i) because of such employee's death or Disability (as defined in Section 5(b)), (ii) for Cause (as defined in Section 5(c)), or (iii) voluntary without Good Reason (as defined in Section 5(d)).

          (b) Disability. For purposes of the Plan, "Disability" shall mean an employee's termination of employment with the Employer, as a result of incapacity due to physical or mental illness, if the employee shall have been absent from the full-time performance of such employee's duties with the Employer for six (6) consecutive months, and within thirty

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(30) days after written notice of termination is given, such employee shall not have returned to the full-time performance of such employee's duties.

          (c) Cause. For purposes of the Plan, "Cause" shall mean: (i) the employee's conviction of a crime substantially detrimental to the Employer's business or relating to moral turpitude; or (ii) the employee's intentional or willful material damage of the Employer's business or properties.

          (d) Good Reason. For purposes of the Plan, "Good Reason" shall mean:
(i) a reduction in such employee's aggregate annual base salary and annual incentive compensation opportunities (as in effect immediately prior to the Change in Control) by an amount of more than 10%; or (ii) any change by the Employer in the employee's principal work location to a location more than thirty (30) miles from the employee's principal work location immediately prior to the Change in Control.

     6. Severance Pay Benefits. An eligible employee who is entitled to severance benefits under the Plan shall receive severance pay benefits in an amount equal to twelve (12) weeks of Base Pay. "Base Pay" for purposes of the Plan shall be the regular base salary or straight time hourly compensation rate of the eligible employee, determined on such employee's date of termination of employment with the Employer (or, if greater, determined immediately prior to the Change in Control). An eligible employee's severance pay benefits shall be payable in lump sum payment in cash not more than thirty (30) days following the termination of the employee's employment with the Employer.

     7. Medical and Dental Insurance Benefits. An eligible employee who is entitled to severance benefits under the Plan and is covered by the Employer's medical and dental insurance benefit plans immediately prior to the date of termination of employment shall receive such medical and dental insurance benefits coverage for the employee and the employee's eligible family members for the period beginning on such termination of employment and ending twelve
(12) weeks following the calendar month in which such termination of employment occurs. Such benefits coverage shall be under such terms and conditions (including benefits, premiums, deductibles and copayments) as are at least equal to those in effect immediately prior to the date of termination of employment (or, if more favorable to such employee, on the date immediately prior to the Change in Control).

     8. Plan Administration. The "Administrator" means the Company or such individual or individuals or committee appointed by the Board (or the Compensation Committee thereof) to perform certain duties under the Plan. The Administrator shall serve as the "named fiduciary" within the meaning of such term as defined in ERISA, and shall be responsible for administering the Plan. The Administrator may delegate to other persons responsibilities for performing certain of the duties of the Administrator under the terms of this Plan and may seek such expert advice as the Administrator deems reasonably necessary with respect to the Plan. The Administrator shall be entitled to rely upon the information and advice furnished by such delegates and experts, unless actually knowing such information and advice to be inaccurate or unlawful. The Administrator shall establish and maintain a reasonable claims procedure, including a procedure for appeal of denied claims.

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     9.   Amendment or Termination. The Board may at any time terminate the Plan or any part thereof, and may from time to time amend the Plan as it may deem advisable; provided, however, that, on or after a Change in Control, in the case of any employee of the Employer who is an eligible employee immediately prior to the Change in Control, neither the termination of the Plan nor any part thereof nor any amendment of the Plan shall in any respect adversely affect the rights of such employee under the terms of the Plan as in effect immediately prior to such Change in Control.

     10. No Assignment. No severance benefits under the Plan shall be subject to sale, transfer, alienation, assignment or garnishment, and any attempt to cause such severance benefits to be so subjected shall not be recognized, except to the extent required by law.

     11. No Employment Rights. The Plan shall not confer employment rights upon any person. No person shall be entitled, by virtue of the Plan, to remain in the employ of the Employer.

     12. Plan Funding. No eligible employee shall acquire by reason of this Plan any right in or title to any assets, funds, or property of the Employer. Any severance pay benefits which become payable under this Plan are unfunded obligations of the Employer and shall be paid solely from the general assets of the Employer and, furthermore, no shareholder, director, officer, or employee of the Employer shall be individually or personally liable for any severance pay benefits which become payable under the Plan.

     13. Applicable Law. The Plan shall be governed and construed in accordance with ERISA and in the event that any reference shall be made to State law, the laws of the State of Arizona (without reference to the choice of law provisions of Arizona law) shall apply.

     14.  Plan Year. The plan year of the Plan shall be the calendar year.

     15. Withholding. The Employer may cause such amounts to be withheld from payment under the Plan as are necessary to satisfy any federal, state or local law.

     16. Claims Procedure. Any person claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan shall present such a claim or request in writing to the Administrator. The Administrator shall respond to the claim within 90 days unless special circumstances require an extension of time of up to an additional 90 days. The Administrator shall notify the claimant of the special circumstances and the date by which a decision is expected. If no response to a claim is received within the prescribed time, it shall be deemed denied. If the claim is denied, the Administrator shall give the claimant a written notice, including the specific reason for denial, with reference to pertinent Plan provisions. The denial shall include a description of any additional information necessary for the claimant to perfect a claim, an explanation of why such information is necessary and a description of the procedure for having the denied claim reviewed. The claimant may request review of a denied claim by written notice to the Administrator given within 90 days of the date of denial. The claimant or authorized representative may submit a written application for review, may review pertinent documents and may submit issues and comments in writing. The Administrator shall decide whether to affirm or reverse the earlier denial and give notice to the claimant. The decision on

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review shall be made within 60 days, unless special circumstances require an extension of time for up to an additional 60 days. The Administrator shall give the claimant notice of such an extension. The Administrator shall give the claimant written notice of the decision on review, including specific references to Plan provisions on which the decision is based. All decisions on review shall be final and bind all parties concerned.

     17. Validity. The validity or enforceability of any provision or provisions of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which other provisions shall remain in full force and effect, nor shall the invalidity or unenforceability of a portion of any provision of the Plan affect the validity or enforceability of the balance of such provision.

     18. Headings. The headings of the paragraphs contained in the Plan are for reference purposes only and shall not, in any way, affect the meaning or interpretation of any provision of the Plan.

          IN WITNESS WHEREOF, Rental Service Corporation has caused this Plan to be executed below by its duly authorized officer or representative effective as of May 20, 1999.


                                       RENTAL SERVICE CORPORATION



                                       By: /s/ Robert M. Wilson
                                           --------------------------------
                                           Name:  Robert M. Wilson
                                           Title: Executive Vice President,
                                                  Chief Financial Officer,
                                                  Secretary and Treasurer

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